EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ReShape Lifesciences Inc. of our report dated April 1, 2024, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in the Annual Report on Form 10-K of ReShape Lifesciences Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Irvine, California
May 8, 2024